Exhibit 99.1

SouthWest Water Company Reports 2008 Financial Results

LOS ANGELES--(BUSINESS WIRE)--July 9, 2009--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today reported financial results for the year ended December 31, 2008. As previously announced, the company completed a comprehensive review of prior financial statements. Accordingly, financial results for the years ended December 31, 2007 and 2006 reported herein are restated and reflect adjustments made pursuant to the financial review.

For 2008, the company reported operating revenue of $220.9 million, compared with operating revenue of $214.9 million for 2007. Adjusted income from continuing operations, which excludes impairment charges and certain items that are not routine to operations net of tax (a non-GAAP financial measure), declined to $1.0 million, or $0.04 per diluted common share, compared with adjusted income from continuing operations of $7.7 million, or $0.32 per diluted share, for 2007. A reconciliation table to the most comparable GAAP measure can be found at the end of this release. Including these charges, the loss from continuing operations (GAAP) was $31.1 million, or $1.27 per share, compared to income from continuing operations of $4.9 million, or $0.20 per diluted share, for 2007. Net loss was $31.9 million, or $1.31 per share, compared with net income of $1.6 million, or $0.06 per diluted share, for the year ended December 31, 2007.

“The financial review and restatement are behind us and our financial statements now provide more transparency into our operations,” said Mark Swatek, chairman and chief executive officer. “We are now focusing our energies and resources on operating basics, on cost control and efficiency gains, on prudent, selective growth and on carefully managing risk. The stability of our revenue during this difficult economic time is a testament to the essential services that we offer in an industry that continues to provide opportunity.”

Segment Reporting

Beginning in 2007, SouthWest Water implemented changes to better integrate segments of the business. In 2007 and 2008, the departments that provide operational support functions for all businesses were consolidated. In 2008, operations were reorganized into four operating segments to better service the distinct strategies of each operating business.

The new reporting segments are: (1) Utilities – all of the company’s owned water and wastewater utilities outside of Texas; (2) Texas Utilities - which is reported as a separate segment because of different economic characteristics, principally due to the large investments made in these operations that are not yet being recovered in customer rates; (3) O&M Services - contract operations for generally larger, stand alone operations and; (4) Texas MUD Services - small, full service contracts operated by a common team of personnel resulting in a model that proportions a fractional cost to each client.

Segment General and Administrative Costs

As the company implemented its strategy to consolidate certain functions such as financial services, customer service and IT, overall costs increased due to expenses associated with the establishment of these departments and their supporting systems. In the 2008 presentation, these costs are allocated to the segments they support and are reflected in the segment operating income or loss results discussed below. Combined, the impact to the segments was a cost increase of $3.6 million in 2008 as compared to 2007. Now that these departments are up and operational, the company expects to achieve savings through continuous right sizing of these costs. Subsequent to year end 2008, approximately $1.4 million of these cost savings have already been achieved.

“We have enhanced our efficiencies and performance through our reorganization into four operational segments and the consolidation of certain support functions,” commented Swatek. “The management team is committed to improving the profitability of the company and is focusing on both operational margins and reducing SG&A costs.”

Utilities

Utilities dealt with an eminent domain proceeding and conservation impacts in 2008, but also added an accretive acquisition that nearly doubled Alabama operations. Operating revenue increased $4.5 million, or 7%, to $71.5 million for the year ended December 31, 2008 compared to $67.0 million for the prior year. The net increase was primarily due to the acquisition of a wastewater treatment plant in Alabama at the end of January 2008 and rate increases, principally at the company’s California utility, partially offset by reduced consumption in California due to conservation efforts and comparably cool and wet weather. However, operating income decreased $12.2 million, or 45%, to $14.7 million compared to $26.9 million for the prior year. Items that impacted operating income that are not routine to operations include $8.0 million of net cost increases associated with the 2009 settlement of eminent domain proceedings at the company’s New Mexico utility and $0.5 million of goodwill impairment of Alabama assets. Routine operations were impacted by $3.2 million from reduced consumption and higher production costs in California.

Subsequent to year end, the California utility received approval for an 11% increase over 2007 rates which will lessen the impact going forward should the utility continue to experience reduced consumption. In May 2009 the sale of the New Mexico utility pursuant to the eminent domain settlement was completed and the company received $53.0 million in cash at closing ($60.0 million settlement less a $7.0 million settlement of sewer treatment fees). The proceeds were used to pay down debt.

Texas Utilities

Texas Utilities third straight year of operational improvements were masked in 2008 by an impairment charge largely driven by the global economic events that drove down the company’s stock price. Operating revenue increased $6.8 million, or 25%, to $34.4 million for the year ended December 31, 2008 compared to $27.6 million for the prior year. The net increase was primarily due to rate increases and increased consumption due to comparably hot and dry weather. However, operating income decreased $21.2 million to a loss of $18.9 million, compared with income of $2.3 million for the prior year. The 2008 loss was the result of a $25.0 million impairment of goodwill.

O&M Services

O&M Services became a stand alone division for the first time in 2008, managed separately from Texas MUD Services. During the year, the segment rationalized its book of contracts, significantly enhanced its safety and compliance record and streamlined management. Operating revenue decreased $0.4 million, or 1%, to $40.5 million for the year ended December 31, 2008 compared to $40.9 million for the prior year. The decrease in revenue was primarily due to lost contracts and the elimination of non-core electrical contracting work, partially offset by new contracts and project work. Operating loss increased $1.5 million to $2.9 million, compared with a loss of $1.4 million for the prior year. Items that impacted operating income that are not routine to operations include $1.3 million of increased legal costs including reserves for potential compliance-related fines related to alleged violations in prior years. By year end 2008, actions were taken to reduce the potential for future losses by canceling two poor performing contracts that produced a $0.4 million loss in 2008 and by streamlining the management structure, reducing $0.4 million in annual management costs.

Texas MUD Services

2008 was a difficult year for Texas MUD Services. Contracts were lost to a new, low cost competitor in the market and one historically high income generating line of work, new housing taps and inspections, was significantly impacted by the slow down in the housing market. Operating revenue decreased $4.9 million, or 6%, to $74.5 million for year ended December 31, 2008 compared to $79.3 million for the prior year. The decrease was primarily due to contracts lost to new competition, the reduction in housing related work and the elimination of non-core operations including specialty pipe rehabilitation work and bookkeeping services, partially offset by increased revenue from new contract pricing and increased service and maintenance work. Operating income decreased $6.0 million to a loss of $3.1 million, compared to income of $2.8 million for the prior year. This decrease is primarily due to the operational cost structure not adjusting quickly enough to the reduction in revenue and the change in mix of services performed for clients. Subsequent to year end, annual G&A costs have been reduced in this segment $1.0 million through staff reductions.

Corporate Expenses

General corporate expenses increased $6.5 million, or 42%, to $21.8 million compared with $15.4 million in the prior year. Non-recurring impacts of $4.2 million include; a $3.5 million increase in costs related to the company’s internal-use software development project, known as Cornerstone, which has been suspended, including $2.2 million of increased expenses and $1.3 million of impairment charges; and a $0.7 million cost for pursuit of strategic alternatives. On-going costs were impacted primarily due to $1.2 million of Cornerstone depreciation expense and $0.8 million in costs associated with the write-down of legacy software and unamortized debt issuance costs.

The Cornerstone project has provided the company with a solid financial backbone and a strong customer service infrastructure. The new call center systems and software improvements have vastly improved customer call experiences and the new financial and communications improvements have enhanced the efficiencies of operations. In October 2008, the company announced the postponement of the rest of the project in response to global market events, including the credit market crisis and the need to optimize the use of capital. Certain portions of the project were eliminated, resulting in the impairment charges mentioned above. As part of the ongoing strategy of prudent capital management, the company has recently determined that it is not probable that the remaining software modules will be implemented and therefore the company will record a $9.0 million write-down of the investment made in these operational systems in the second quarter of 2009.

Capital Expenditures

Total company funded capital expenditures were $33.7 million, including $8.4 million related to the Cornerstone project, compared to $34.9 million in 2007, including $10.0 million related to the Cornerstone project.

Bank Amendment

The company also said that it has completed an amendment to its credit facility with its banking syndicate that cures existing events of default.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the company has disclosed certain non-GAAP information, which it believes provides useful information to investors. A reconciliation of the non-GAAP financial measures to the comparable GAAP financial measure, which include income from continuing operations before the impairment charges and certain charges that are not routine to operations, can be found at the end of this release. These non-GAAP financial measures supplement GAAP disclosures and should not be considered an alternative to the GAAP measure. In addition, these non-GAAP financial measures may be computed differently than similarly titled non-GAAP measures used by other companies.

Management believes that the presentation of these adjusted measures is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to impairment and other non-routine charges, which do not reflect the day-to-day operations of the company. Moreover, management believes that this presentation facilitates comparisons between the company and other companies in its industry. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of impairment and non-routine charges.

Conference Call

The company will hold a conference call with financial analysts to discuss the full year 2008 results on July 13, 2009, at 2:00 p.m. Eastern time (11:00 a.m. Pacific). The call will be web cast live so that interested parties may listen over the Internet at the company’s website at www.swwc.com. For those unable to participate in the live web cast, a replay will be available shortly after the call on the company’s website. A telephonic replay will also be available beginning at 5:00 p.m. Eastern (2:00 p.m. Pacific) until midnight July 20, 2009 at 888.286.8010 (international callers 617.801.6888), passcode 17555791.

About SouthWest Water Company

SouthWest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the company’s 2008 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

RECONCILIATION OF NON-GAAP INCOME FROM CONTINUING OPERATIONS

(unaudited and in thousands except per share)	Years Ended December 31,
	2008		2007 (restated)
		Per share		Per share
Income (loss) from continuing operations (GAAP)	$(31,053)	$(1.27)	$4,948	$0.20
Add Back: Impairment charges	21,482	0.88	1,168	0.05
Add Back: Charges not routine to operations:
Charges associated with New Mexico eminent domain	5,486	0.22	320	0.02
Charges associated with Cornerstone project	3,475	0.14	1,259	0.05
Charges associated with compliance fee reserves	873	0.04		-
Charges associated with strategic alternatives	466	0.02		-
Charges associated with restatement costs	228	0.01		-
Income from continuing operations (adjusted)	$957	$0.04	$7,695	$0.32

Diluted shares outstanding used in calculations		24,446		24,419

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(In thousands, except per share data)	2008	2007 As Restated	2006 As Restated

Operating revenue	$220,850	$214,876	$212,503

Operating expenses:
Operations and maintenance	210,493	185,752	185,004
Depreciation and amortization	15,422	12,047	10,865
Impairment of goodwill and other long-lived assets	26,929	1,768	—
Total expenses	252,844	199,567	195,869

Operating income (loss)	(31,994)	15,309	16,634

Other income (expense):
Interest expense	(9,159)	(8,435)	(8,439)
Interest income	505	618	456
Other, net	—	(6)	58
Income (loss) from continuing operations before income taxes	(40,648)	7,486	8,709

Provision for (benefit from) income taxes	(9,595)	2,538	2,701

Income (loss) from continuing operations	(31,053)	4,948	6,008

Income (loss) from discontinued operations, net of tax	(864)	(3,359)	(35)
Cumulative effect of change in accounting principle, net of tax	—	—	273

Net income (loss)	(31,917)	1,589	6,246
Preferred stock dividends	(24)	(24)	(24)

Net income (loss) applicable to common stockholders	$(31,941)	$1,565	$6,222

Earning (loss) per common share:
Basic:
Income (loss) from continuing operations	$(1.27)	$0.21	$0.26
Income (loss) from discontinued operations	(0.04)	(0.14)	(0.00)
Cumulative effect of change in accounting principle	—	—	0.01
Net income (loss) applicable to common stockholders	$(1.31)	$0.07	$0.27

Diluted:
Income (loss) from continuing operations	$(1.27)	$0.20	$0.26
Income (loss) from discontinued operations	(0.04)	(0.14)	(0.00)
Cumulative effect of change in accounting principle	—	—	0.01
Net income (loss) applicable to common stockholders	$(1.31)	$0.06	$0.27

Weighted average common shares outstanding:
Basic	24,446	24,101	22,928
Diluted	24,446	24,419	23,512

CONSOLIDATED BALANCE SHEETS

	December 31,
(In thousands)	2008	2007 As Restated

ASSETS
Current Assets:
Cash and cash equivalents	$1,112	$2,950
Accounts receivable, net	29,697	28,434
Prepaid expenses and other current assets	26,902	17,971
Total current assets	57,711	49,355

Property, Plant and Equipment, net	429,251	388,415

Other Assets:
Goodwill	17,652	43,275
Intangible assets	1,666	2,297
Other assets	20,927	20,782
Total assets	$527,207	$504,124

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$16,139	$15,969
Current portion of long-term debt	2,213	2,236
Other current liabilities	28,370	26,635
Total current liabilities	46,722	44,840

Other Liabilities and Deferred Credits:
Long-term debt, less current portion	190,578	145,684
Deferred income taxes	23,750	20,945
Advances for construction	8,910	9,210
Contributions in aid of construction	117,113	109,297
Other liabilities and deferred credits	26,334	27,394

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value per share, 250 shares authorized, 9 shares issued and outstanding	458	458
Common stock, $0.01 par value per share, 75,000 shares authorized, 24,897 and 24,268 shares issued and outstanding at December 31, 2008 and 2007, respectively	249	243
Additional paid-in capital	147,775	143,778
Retained earnings (accumulated deficit)	(34,794)	2,190
Accumulated other comprehensive income	112	85
Total stockholders’ equity	113,800	146,754
Total liabilities and stockholders’ equity	$527,207	$504,124

CONTACT:
For Further Information:
SouthWest Water Company
DeLise Keim, 213-929-1846
www.swwc.com